Exhibit 99(a)

NEWS RELEASE	Cleveland-Cliffs Inc 1100 Superior Avenue Cleveland, Ohio 44114-2589

CLIFFS ACTIVATES AUCTION SEGMENT OF INTERNET SITE

      CLEVELAND, OH —— Cleveland-Cliffs Inc (NYSE-CLF), the largest supplier of iron ore products to the North American steel industry, has taken a substantial step to become a part of the exploding e-business world.

      This week, for the first time, Cliffs executed purchasing transactions through an auction segment of its Internet site, “www.Cleveland-Cliffs.com.” As part of an overall purchasing initiative to significantly reduce costs at the Company’s managed iron ore mines in North America, the Company conducted a reverse auction to acquire small fleet trucks for the mines.

      John S. Brinzo, Chairman and Chief Executive Officer, said, “Our auction site uses the best technology available for interacting with our suppliers. The initial focus is on equipment and energy needs for the company. The principal benefits include increased value by interfacing more efficiently with our preferred vendors, significantly reduced labor expense to acquire the products and reduced inventory requirements.”

      Brinzo noted that the Company also expects to use the site in the future for selling as well as purchasing. Used mine equipment, for example, should have potential for resale, he noted.

      James A. Trethewey, Senior Vice President — Operations Services, said, “Beyond the Internet auction initiative, Cliffs has re-engineered its purchasing practices to leverage the buying power of all of its managed mines by coordinating sourcing activities. Long term agreements that feature greater volumes of increased business opportunities are available to suppliers that can help the Company achieve its objectives.”

      Trethewey said the Company has set an initial target for the total reduction of costs for purchased goods and services at 20 percent. He noted that under the program, long-term contracts have already been signed with production truck, explosives and other suppliers that account for many millions of dollars in savings.

      Cleveland-Cliffs is the largest supplier of iron ore products to the North American steel industry and is developing a significant ferrous metallics business. Subsidiaries of the Company manage six iron ore mines in North America and hold equity interests in five of the mines. Cliffs has a major iron ore reserve position in the United States, is a substantial iron ore merchant and is beginning production of hot briquetted iron at a joint venture plant in Trinidad and Tobago.

CONTACTS:	Cleveland-Cliffs Inc Media: David L. Gardner, 216/694-5407 Financial Community: Fred B. Rice, 800/214-0739 or 216/694-5459